Executive Layoff Benefits Plan

EXHIBIT 10.13
The Boeing Company
Executive Layoff Benefits Plan
(As Amended and Restated Effective January 1, 2025)

Section 1. Purpose of the Plan
The Boeing Company established The Boeing Company Executive Layoff Benefits Plan to provide layoff benefits for its executive employees effective August 1, 1997. The Plan was amended and restated effective for Layoff Events occurring on or after January 1, 2017. This document is a further amendment and restatement of the Plan and is effective for Layoff Events occurring on or after January 1, 2025.
It is intended that this Plan constitute a welfare benefit severance pay plan under ERISA and that amounts payable under this Plan satisfy the requirements for exemption from Code Section 409A. The Plan shall be construed and interpreted in a manner consistent with such intentions.
Section 2. Terms and Definitions
The terms and definitions used herein are for the purposes of this Plan only and have no effect on the meaning or use of the same or similar terms used in other documents or processes.
(a)“Affiliate or Subsidiary” means a member (other than The Boeing Company) of a controlled group of corporations (as defined in Code Section 1563(a) determined without regard to Code Sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code Section 414(c), or an affiliated service group (as defined in Code Section 414(m) or 414(o)) of which The Boeing Company is a part.
(b)“Base Salary” means annual salary excluding bonuses and incentive payments, fringe benefits, and other perquisites.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Committee” means the Employee Benefit Plans Committee (or its successor) appointed by the Board of Directors of The Boeing Company.
(e)“Company” means The Boeing Company and any Affiliate or Subsidiary which has adopted the Plan by action of its Board of Directors.
(f)“Compensation Committee” means the Compensation Committee of the Board of Directors of The Boeing Company.
(g)“Employee” means a person who is employed by the Company on its U.S. payroll including a person on an approved leave of absence.
(h)“Equivalent Employment” means an employment offer made prior to a Layoff Event (i) at an annual base salary equal to no less than 90% of the Employee’s Base Salary at the time of the offer; (ii) if the Employee is eligible for incentive compensation, with a target under the applicable incentive compensation plan which is no less than 90% of the Employee’s target at the time of the offer; and (iii) for a job which is located within 70 miles of the normal location of the Employee’s employment at the time of the offer.
(i)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(j)“Incentive Plan” means the annual incentive plan in which the Employee participates, as applicable.

Executive Layoff Benefits Plan
(k)“Involuntary Layoff” means that an Employee’s position has been eliminated by the Company.
(l)“Layoff Benefit” is defined in Section 4.
(m)“Layoff Event” is defined in Section 3(b).
(n)“Plan” means The Boeing Company Executive Layoff Benefits Plan.
(o)“Plan Year” means the calendar year.
(p)“Service” shall be determined in the same manner as the service time calculation under PRO-100 (Credited Company Service).
(q)“Specified Employee” means an Employee who is a “specified employee” within the meaning of Code Section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees whom the Company reasonably determines to be the 75 top-paid officers of the Company rather than the 50 top-paid officers as provided under Code Section 416(i)(1)(A), to the extent permitted under Code Section 409A.
Section 3. Eligibility and Layoff Event.
(a)In order to be eligible for a Layoff Benefit, an Employee must meet the following requirements as of the date of the Layoff Event:
(i)The Employee must be on U.S. executive payroll;
(ii)The Employee must have at least one year of Service; and
(iii)A Layoff Event must occur with respect to the Employee.
(b)A Layoff Event is an Involuntary Layoff from employment with the Company, but does not include a layoff if:
(i)The Employee becomes employed by the Company or any Affiliate or Subsidiary of the Company within 90 days of the layoff or refuses an offer of employment on the U.S. executive payroll by the Company or any Affiliate or Subsidiary of the Company;
(ii)The layoff occurs (i) because of a merger, sale, spin-off, reorganization, or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract, or because of an outsourcing of work, and (ii) the Employee either continues in Equivalent Employment (in the case of a stock sale or similar transaction), or the Employee is offered Equivalent Employment with the new employer, operator or contractor (or an affiliated business enterprise);
(iii)The layoff occurs because of an act of God, natural disaster or national emergency;
(iv)The layoff occurs because of a strike, picketing of the Company's premises, work stoppage or any similar action that would interrupt or interfere with any operation of the Company; or
(v)The termination of employment of the Employee is for any reason other than Involuntary Layoff, such as voluntary or temporary layoff, completion of a temporary assignment, resignation, dismissal, retirement, death or leave of absence.
Section 4. Layoff Benefit.
(a)The Layoff Benefit for an Employee who incurs a Layoff Event is equal to:

Executive Layoff Benefits Plan
(i) One year of Base Salary (as in effect immediately prior to the Layoff Event), plus
(ii) The Employee's annual target incentive under the Incentive Plan multiplied by the Company performance score applicable to the Employee under the Incentive Plan for the year during which the Layoff Event occurs (assuming an individual bonus factor of 1.0), less
(iii) If applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement.
(b)Incentive pay will not include any portion of an incentive award that the Company seeks to recover under the clawback provision of the Incentive Plan or the Company’s clawback policy. For the avoidance of doubt, any incentive pay amount that an Employee receives pursuant to this Plan shall be in lieu of, and not in addition to, any award under an Incentive Plan that the Employee would otherwise be eligible to receive under the terms of such Incentive Plan.
(c)An Employee will receive the portion of the Layoff Benefit described in Section 4(a)(i) (as adjusted by Section 4(a)(iii)) in a lump sum within a reasonable period of time following the Layoff Event, but in no event later than 2½ months after the end of the calendar year in which occurs the Layoff Event. An Employee will receive the portion, if any, of the Layoff Benefit described in Section 4(a)(ii) (as adjusted by Section 4(a)(iii)) in a lump sum around the same time as incentive pay amounts may be paid to active U.S.-based Employees who participate in the Incentive Plan, but in no event later than 2½ months after the end of the year following the year in which the Layoff Event occurs.
(d)It is intended all amounts payable under this Plan shall satisfy the requirements for exemption under Code Section 409A, and all terms and provisions shall be interpreted to satisfy such requirements. Specifically, it is intended that an amount payable under this Plan qualify as a short-term deferral (as described in Treas. Reg. § 1.409A-1(b)(4)) and, to the extent not a short-term deferral, as a separation payment due to an involuntary separation from service (as described in Treas. Reg. § 1.409A-1(b)(9)(iii)). However, in the unlikely event that a portion of a Layoff Benefit payable to a Specified Employee is not exempt from the requirements of Code Section 409A (a “Non-Exempt Amount”), such Non-Exempt Amount will be paid to the Specified Employee as soon as practicable on or after the later of (i) the first day of the seventh month following the Specified Employee’s Layoff Event, or (ii) the time specified in the paragraph above.
(e)All payments under this Plan shall be net of any and all applicable withholding taxes, and interest shall not accrue on any portion of the Layoff Benefit, regardless of the time of payment.
(f)No Employee shall be paid more than one Layoff Benefit under this Plan.
(g)If a Layoff Benefit is paid to an Employee and the Committee determines that all or part of such payment was not owed under the terms of the Plan, the Company reserves the right to recover such payment, including deducting such amounts from any sums due the Employee.
(h)If an Employee owes the Company an acknowledged debt, including, but not limited to, loans, relocation fees, and travel advances, such debt may be deducted from the Layoff Benefit, subject to applicable state laws.
(i)As a condition to receiving the Layoff Benefit, the Employee must execute a waiver and release of all claims in a form provided by the Company.
(j)No Layoff Benefits are due under the Plan with respect to an Employee to the extent not received by the Employee prior to his or her death.
(k)Notwithstanding anything in this Plan to the contrary, the Committee may determine, in its sole discretion, that an Employee will forfeit any part or all of his or her Layoff Benefit if any of the following circumstances occur while employed by the Company or within five (5) years after termination of such employment:

Executive Layoff Benefits Plan
(i)The Employee is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests. For purposes of this Plan, “other similar unlawful acts against the Company or against the Company’s interests” shall include any other unlawful act (i) committed against the Company, or the interests of the Company, including, but not limited to, a governmental agency or instrumentality which conducts business with the Company, or a customer of the Company, or (ii) affecting the Company or the interests of the Company, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the Company or the interests of the Company, as determined by the Committee in its sole discretion.
(ii)The Employee, directly or indirectly, engages in any activity, whether individually or as an employee, consultant or otherwise, which the Committee determines, in its sole discretion, to be an activity in which the Employee is “engaging in competition” with any significant aspect of Company business. For purposes of this Plan, “engaging in competition” shall include but is not limited to representing, providing services to, or being an employee of or associated in a business capacity with, any person or entity that is engaged, directly or indirectly, in competition with any Company business or that takes a position adverse to any Company business, regardless of the position or duties the Employee takes, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the interests of the Company, all as determined by the Committee in its sole discretion.
(iii)The Employee, without the advance approval of The Boeing Company’s Chief Human Resources Officer, induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Employee or any third party.
(iv)The Employee disparages or otherwise makes any statements about the Company, its products, or its employees that could be in any way viewed as negative or critical. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.
(v)The Employee uses or discloses proprietary or confidential information, including but not limited to trade secrets, of the Company. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.
(c)To the extent the Employee has already commenced payment of his or her Layoff Benefit, the Committee will be entitled to pursue any and all legal and equitable relief against the Employee to enforce the forfeiture of and recover such Layoff Benefit. The forfeiture provisions will continue to apply unless and to the extent modified by a court of competent jurisdiction. However, if any portion of these forfeiture provisions is held by such a court to be unenforceable, these provisions shall be deemed amended to limit their scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.
(d)In addition, the Committee will, in all appropriate circumstances, require reimbursement of any Layoff Benefit attributable to an incentive award that the Company seeks to recover under the clawback provision of the Incentive Plan or the Company’s clawback policy.
Section 5. Administration.
(a)The Committee will serve as the Plan administrator and named fiduciary pursuant to ERISA. The Committee will have complete control of the administration of the Plan, subject to the provisions hereof, with all powers necessary to enable it to carry out its duties properly in that respect. Not in limitation, but in amplification of the foregoing, it will have the power to interpret the Plan, to apply its discretion, and to determine all questions that may arise hereunder, including all questions relating to the eligibility of Employees to participate in the Plan and the amount of benefit to which any Employee may become entitled. Its decisions upon all matters within the scope of its authority will be final and binding.

Executive Layoff Benefits Plan
(b)The Committee will establish rules and procedures to be followed by Employees in filing applications for benefits and in other matters required to administer the Plan.
(c)The members of the Committee shall use ordinary care and diligence in the performance of their duties, but no member shall be personally liable by virtue of any contract, agreement, or other instrument made or executed by a member of the Committee, nor for any mistake or judgment made by such member or by any other member. No member of the Committee will be liable for the neglect, omission or wrongdoing of any other member or of the agents or counsel of the Committee. The Company shall indemnify each member of the Committee against, and hold each member harmless from any and all expenses and liabilities arising out of, any act or omission to act as a member of the Committee, to the fullest extent permitted under the by-laws of the Company.
(d)The Committee shall adopt procedures for the presentation of claims for benefits and for the review of the denial of such claims by the Committee. The decision of the Committee upon such review shall be final, subject to appeal rights provided by law.
Section 6. General Provisions.
(a)The Compensation Committee may amend or terminate the Plan in whole or in part at any time. Such amendments may include any remedial retroactive changes to comply with the requirements of any law or regulation issued by any government agency to which the Company is subject.
(b)The Plan shall be unfunded, and Layoff Benefits shall be paid from the general assets of the Company.
(c)Layoff Benefits and periods for which an Employee receives a Layoff Benefit shall not be considered as compensation or service under any employee benefit plan or program and shall not be counted toward Service under this Plan. Layoff Benefits may not be deferred into the Company’s 401(k) plan or any other cash or deferred arrangement.
(d)No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, or other legal process, and any attempt to do so shall be void.
(e)Nothing contained in the Plan will be construed or deemed to confer upon any Employee the right to be retained in, or recalled to, the employ of the Company or to interfere with the rights of the Company to discharge any Employee at any time, subject to applicable law.
(f)If any Employee is physically or mentally incapable of giving a valid receipt for any payment due and no legal representative has been appointed for such Employee, the Committee may make such payment to any person or institution maintaining such Employee and the release of such person or institution will be a valid and complete discharge for such payment. Any final payment or distribution to any Employee or the legal representative of the Employee in accordance with the provisions herein will be in full satisfaction of all claims against the Plan, the Committee, and the Company arising under or by virtue of the Plan.
(g)The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent not preempted thereby or inconsistent therewith, according to the internal laws of the state of Delaware. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.
(h)No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal if no appeal is made).
(i)Notwithstanding anything contained in the Plan to the contrary, the Employee’s rights under this Plan with respect to any Non-Exempt Amount and the provisions of this Plan relating to such Non-Exempt Amount

Executive Layoff Benefits Plan
will be deemed modified in order to comply with the requirements of Code Section 409A to the extent determined by the Committee.